[LETTERHEAD OF STRADLEY, RONON, STEVENS & YOUNG]


                       December 19, 1995

UAM Funds, Inc.
73 Tremont Street
Boston, MA  02108-3913

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), UAM Funds, Inc., a Maryland corporation (the "Fund") intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission (the "SEC"), setting forth, among other things, that during the period beginning with November 1, 1994 and ending October 31, 1995, the Fund's most recently ended fiscal year, the Fund, having elected to register an indefinite number of shares of its common stock, sold 646,717,042 shares of common stock under Rule 24f-2, and making definite the number of shares of common stock registered under the Securities Act of 1933 (the "1933 Act") for such period.

          You have also informed us that all such shares were issued in accordance with the provisions relating thereto in the registration statement filed by the Fund under the 1933 and 1940
Acts.

          We have acted as legal counsel to the Fund during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Fund, its Bylaws, the registration statement it has filed with the SEC under the 1940 and 1933 Acts, and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that the 646,717,042 shares sold under such Rule during the period beginning with November 1, 1994 and ending October 31, 1995, were fully-paid, non-assessable and legally issued shares of common stock of the Fund.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice, as an exhibit to the Fund's amendment to its registration statement under the 1933 Act, and to the reference to us in the prospectus of the Fund as legal counsel who has passed upon the legality of the offering of such shares of common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdiction in which such shares of common stock are offered for sale.

                              Very truly yours,

                              STRADLEY, RONON, STEVENS & YOUNG

                              By:  /s/ Audrey C. Talley
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